November 8, 2018

Brian Farley
Executive Vice President and General Counsel
Allscripts Healthcare Solutions, Inc.
222 Merchandise Mart Plaza
Suite 2024
Chicago, IL 60654

       Re: Allscripts Healthcare Solutions, Inc.
           Form 10-K for the fiscal year ended December 31, 2017
           Filed February 26, 2018
           Form 10-Q for the quarterly period ended June 30, 2018
           Filed August 6, 2018
           File No. 001-35547

Dear Mr. Farley:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
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                                                          Office of Information
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